Exhibit 10.41

EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of the 1st day of February 2004, by and between GETTY IMAGES, INC., a Delaware corporation (the “Company”), whose principal executive offices are located at 601 N. 34th Street, Seattle, WA 98103, and JONATHAN D. KLEIN, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is presently serving as President and Chief Executive Officer of the Company; and

WHEREAS, in connection with his performance of services in the United States and elsewhere, the Company seeks to continue to employ the Executive and the Executive seeks to continue to be employed by the Company; and

WHEREAS, both parties desire that the terms and conditions of the Executive’s employment with the Company be governed by the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Employment and Duties.

(a) General. The Company hereby continues to employ the Executive, effective as of the date set forth above (the “Effective Date”), and the Executive’s period of continuous employment for statutory purposes began on 14 March, 1995, and the Executive agrees upon the terms and conditions herein set forth to continue to serve as President and Chief Executive Officer of the Company and shall perform all duties customarily appurtenant to such position. In such capacity, the Executive shall report directly and only to the Board of Directors of the Company (the “Board”). The Executive’s principal place of business shall be 601 N. 34th Street, Seattle, Washington 98103 or such other address as the Company may specify from time to time.

(b) Services and Duties. For so long as the Executive is employed by the Company hereunder, and except as otherwise expressly provided in Section 1(c) below, the Executive shall devote his full business time to the performance of his duties hereunder; shall faithfully serve the Company; shall in all material respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board as the same are consistent with his status and the term hereof; and shall use his best efforts to promote and serve the interests of the Company. Specifically, the Executive shall be solely responsible for the day-to-day operational management of the Company, its subsidiaries and affiliates (hereinafter, collectively the “Group”), provision of operational direction to the Executive Committee (“EC”) of the Company, and oversight of corporate, operations, sales, marketing, finance, and management of the EC. All employees of the Group (other than the Chairman) shall report, either directly or indirectly, to the Executive.

(c) No Other Employment. Except as provided below, for so long as the Executive is employed by the Company, he shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior approval of the Board. No such approval will be required if the Executive seeks to perform inconsequential services without direct compensation therefor in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the provisions of Section 6 hereof.

(d) Board Membership. The Executive shall be a member of the Board. During the Term (as defined in Section 2 below) and for such additional period so that the Executive may continue as a director of the Company until the fourth anniversary of the earlier of the expiration of the Term or the termination of Executive’s employment with the Company (by either the Executive or the Company), the Company shall nominate the Executive, if alive, for reelection to the Board and shall use best efforts to cause the Executive to be elected to such term.

(e) Payment for Services to be Performed; Obligations. Compensation to be paid under this Agreement shall be made with regard to all the Executive’s services to be provided to the Group globally.

2. Term of Employment. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and continue until the second anniversary date of the Effective Date. Thereafter, the Term shall continue until it is terminated by either party giving the other at least twelve months’ written notice of termination of the Term, with no such notice to be given so as to expire before the third anniversary of the Effective Date. For the avoidance of doubt, the Term includes the twelve-month notice period.

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for all services rendered hereunder:

(a) Salary. The Company shall pay to the Executive an annual salary (the “Salary”) at the initial rate of Nine Hundred Fifty Thousand Dollars ($950,000), payable to the Executive in accordance with the normal payroll practices of the Company for its executive officers as are in effect from time to time. The amount of the Executive’s

Salary shall be reviewed annually by the Board on or about April 1 of each year during the Term beginning in the 2005 calendar year and may be increased, but not decreased below such amount, on the basis of such review and then-current market practices.

(b) Annual Bonus. The Executive shall be eligible for each calendar year thereafter that begins with the Term to participate in an annual incentive bonus program established by the Company in accordance with the policies of the Group and subject to such terms, conditions and performance targets as may be approved annually by the Compensation Committee of the Board (the “Compensation Committee”). Under the terms of the annual incentive bonus program, the Executive will be afforded the opportunity to earn up to seventy percent (70%) of his Salary (the “Bonus”) in effect for the applicable calendar year. It is open to the Compensation Committee to pay a bonus in excess of the seventy percent (70%) referred to above.

(c) Options. Unless provided otherwise in the applicable stock option award agreement or any amendment thereto (including, without limitation, the letter amendment dated October 30, 2001 attached as Exhibit A):

(i) Termination for Cause or Resignation without Good Reason. In the event that the Executive ceases to be an employee of the Company because he is terminated for Cause or resigns without Good Reason (as each such term is defined below), the Executive shall be entitled to retain and exercise the then-vested portion of all options for the remainder of their respective terms as if he had remained an employee of the Company, but the unvested portion of all options shall lapse.

(ii) Change in Control. In the event of a Change of Control (defined as it is for purposes of the Amended and Restated Getty Images, Inc. 1998 Stock Incentive Plan), all unvested options then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable, and shall remain exercisable for a period of twelve (12) months following the Change in Control, provided, however, that no stock option shall be exercisable after the expiration of ten (10) years after the date the stock option award was granted (or any earlier expiration period as stated in the applicable award agreement).

(iii) Death or Disability. In the event of the Executive’s death or Disability (as defined below), the vesting of all unvested options shall accelerate and all options shall become immediately exercisable and shall remain exercisable for a period of twelve (12) months following the Executive’s death or Disability, provided, however, that no stock option shall be exercisable after the expiration of ten (10) years after the date the stock option award was granted (or any earlier expiration period as stated in the applicable award agreement).

(iv) All Other Circumstances. In the event that the Executive ceases to be an employee of the Company for any reason other than those set forth in clauses (i) through (iii) of this Section 3(c), the vesting of all unvested stock options shall accelerate and shall become immediately exercisable and the Executive shall be entitled to retain all unexercised options, for the remainder of their respective terms, as if he had remained an employee of the Company.

(d) Life Insurance. During the Term, the Company shall maintain a life insurance policy on the life of the Executive for the benefit of the Executive’s estate providing a benefit equal to Three Million Two Hundred Thousand Dollars ($3,200,000). The Executive also will be eligible to participate in any other life insurance or death benefit plan adopted by the Company for its senior executives, provided that Executive’s benefits under any such plan will be consistent with his position with the Company.

(e) Expenses. The Company acknowledges that the successful operation of its business may require the Executive to incur reasonable business expenses while rendering services to the Company for such things as business travel, lodging, meals and other business expenses. The Executive shall be reimbursed by the Company for such expenses after presentation of appropriate receipts and statements, according to the procedures established by the Company. The Company expressly agrees that it will reimburse the Executive for his business class airfare on international flights which are over five (5) hours in duration taken in connection with Company business. The Company also agrees that, in the event that the Executive is required to travel abroad in connection with the performance of his duties hereunder for a period in excess of two (2) weeks, the Company will reimburse the Executive for the airfare, hotel and other transportation expenses of his spouse and minor children so that they may accompany him on such trip. In the absence of fraud, it is acknowledged that breach of this clause will not be deemed a material breach of a material term of this Agreement.

(f) Long-Term Incentive Program. During the Term, the Executive shall participate in all long-term incentive plans and programs of the Group that are applicable to its senior officers in accordance with their terms and in a manner consistent with his position with the Company.

(g) Vacation. The Company shall provide Executive no less than thirty (30) days vacation with pay during each year of his employment under this Agreement. Additional vacation may be earned based upon Executive’s length of service according to the Company’s policies. Earned but unused vacation also may be accumulated and carried over. In the event Executive ceases to be an employee of the Company for any reason, he shall be paid in lieu of accumulated vacation days.

(h) Company Automobile. During the Term, the Company will provide the Executive with an automobile of such make and model as the Board deems appropriate and suitable for his status with the Company and will reimburse the Executive for all costs and expenses incurred by the Executive in connection with the use of that vehicle.

(i) Other Specific Benefits and Perquisites. The Company shall install and pay the rental and unit charges attributable to a dedicated business telephone and/or DSL line at his homes. During the Term, the Company shall also pay for the Executive’s purchase, line charges, rental and unit charges for three mobile phones. The Company shall provide the Executive with a fax machine, computer modem and DSL line at the Executive’s homes and suitable desktop and laptop computers, as well as all ancillary equipment and maintenance therefor. In addition, the Company will pay for the cost of the Executive’s membership and those of his family to appropriate clubs, associations (including the American Automobile Association) and will also pay the subscriptions to the internet service providers of his choice, and such professional memberships, magazines and journals as are appropriate to his duties under this Agreement. The Company also shall provide home security systems in accordance with its policy or practice for other senior executives at his homes. Due to the position of the Executive, the Company may be required to provide security over and above that provided to other senior executives. In this event, these costs will also be borne by the Company. The Executive will also be entitled to an annual medical examination paid for by the Company. The Executive and the Chairman of the Compensation Committee of the Company shall agree to any additions to the benefits to be provided to the Executive pursuant to this Section 3(i).

(j) Medical and Other Related Benefits. The Company shall provide the Executive with group disability and health insurance benefits, as well as holiday, and sick leave benefits, consistent with those granted to CEOs of companies of the size and nature of the Company. Executive will be eligible to participate in any deferred compensation plan adopted by the Company for its senior executives, provided that Executive’s benefits under any such plan will be consistent with those granted to CEOs of companies of the size and nature of the Company.

4. Termination of Employment. Subject to the notice and other provisions of this Section 4, as well as in Section 5.13 of the Bylaws of the Company, the Company shall have the right to terminate the Executive’s employment hereunder, and he shall have the right to resign, at any time for any reason or for no stated reason.

(a) Termination for Cause; Resignation Without Good Reason.

(i) If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company for Cause or if the Executive resigns from his employment hereunder other than for Good Reason, he shall be entitled to payment of the pro rata portion of his Salary through and including the date of termination or resignation as well as any unreimbursed expenses. Except to the extent required by the terms of any applicable compensation or benefit plan or program or as otherwise required by applicable law, the Executive shall have no rights under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years, provided, however, that Section 3(c) shall govern the

Executive’s stock options. In the event of a termination under this Section 4(a), the Company will continue to provide the benefits and insurance provided for in Sections 3(d), 3(f), 3(g), 3(h), 3(i) and 3(j) for a period of six months following the termination.

(ii) Termination for “Cause” shall mean termination of the Executive’s employment with the Company because of (A) willful, material or persistently repeated non-performance of the Executive’s duties to the Company (other than by reason of the incapacity of the Executive due to physical or mental disability) after notice by the Board of such failure and the Executive’s non-performance and continued, willful, material or persistent repeated non-performance after such notice, (B) the indictment of the Executive for a felony offense, (C) the commission by the Executive of fraud against the Group or any willful misconduct that brings the reputation of the Company into serious disrepute or causes the Executive to cease to be able to perform his duties, or (D) any other material breach by the Executive of any material term of this Agreement.

(iii) Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a written notice from the Company stating that the Executive has been terminated for Cause, specifying the particulars thereof and the effective date of such termination. The date of a resignation by the Executive without Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company. The Executive shall provide at least 30 days’ advance written notice of resignation without Good Reason.

(b) Involuntary Termination.

(i) If, prior to the expiration of the Term, the Company terminates the Executive’s employment for any reason other than Disability or Cause or Executive resigns from his employment hereunder for Good Reason (collectively hereinafter referred to as an “Involuntary Termination”), the Company shall pay to the Executive his Salary and accrued Bonus (for purposes of this Agreement, “accrued Bonus” shall be determined based on the maximum amount for which the Executive is eligible under this Agreement prorated using the number of days in the applicable calendar year that the Executive was employed by the Company and the applicable performance criteria under the bonus plan, in each case through the date of termination or resignation), as well as any unreimbursed expenses, including any benefits hereunder. In addition, the Company shall pay to the Executive as severance (the “Severance Payments”) within thirty (30) days after the date of termination a lump sum payment in an amount equal to the sum of his Salary at the rate in effect immediately prior to such Involuntary Termination, plus his maximum Bonus as described in Section 3(b), and benefits as described in Sections 3(d), 3(f), 3(g),3(h), 3(i) and 3(j), in each case, for the remainder of the Term. The treatment of the Executive’s stock options shall be governed by Section 3(c) of this Agreement.

(ii) Resignation for “Good Reason” shall mean resignation by Executive because of (A) an adverse and material change in the Executive’s duties, titles or reporting responsibilities, (B) a material breach by the Company of any term of the

Agreement, (C) a reduction in the Executive’s Salary or bonus opportunity or the failure of the Company to pay the Executive any material amount of compensation when due, (D) failure by the Company to nominate the Executive for reelection to the Board during the Term, (E) the failure of the Executive to be reelected to the Board during the Term, (F) a Change of Control (defined as it is for purposes of the Amended and Restated Getty Images, Inc. 1998 Stock Incentive Plan), or (G) a relocation of the Executive’s principal place of business without his prior written consent. The Company shall have 30 business days from the date of receipt of such notice to effect a cure of the material breach described therein and, upon cure thereof by the Company to the reasonable satisfaction of the Executive, such material breach shall no longer constitute Good Reason for purposes of this Agreement. If Executive resigns more than two years after the Effective Date, the resignation shall be treated as being for “Good Reason” unless the Company establishes that it was for a reason other than one of those set forth in subsections (A) through (H) of this Section 4(b)(ii).

(iii) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in Section 4(b)(ii) above has expired without the Company having corrected, to the reasonable satisfaction of the Executive, the event or events subject to cure.

(c) Termination following a Change of Control. In the event of a Change in Control (defined as it is for purposes of the Amended and Restated Getty Images, Inc. 1998 Stock Incentive Plan), the Executive shall have the right to resign his employment with the Company and will be entitled to receive within thirty (30) days a lump sum payment in an amount equal to the Executive’s Salary, at the rate in effect immediately prior to such Involuntary Termination, plus his maximum Bonus as described in Section 3(b), and benefits as described in Sections 3(d), 3(f), 3(g), 3(h), 3(i) and 3(j), in each case, for the remainder of the Term. The treatment of the Executive’s stock options shall be governed by Section 3(c)(ii) of this Agreement.

(d) Termination Due to Disability. In the event of the Executive’s Disability (as hereinafter defined), the Company shall be entitled to terminate his employment on providing the Executive with six months’ prior written notice. If the Company terminates the Executive’s employment due to Disability, the Executive shall be entitled to receive, for the remainder of the Term, his Salary, at the rate in effect immediately prior to the Disability, plus his maximum Bonus as described in Section 3(b), and benefits as described in Sections 3(d), 3(f), 3(g), 3(h), 3(i) and 3(j), in each case for the remainder of the Term, less any amounts paid to the Executive under any disability plan of the Company. The treatment of the Executive’s stock options shall be governed by Section 3(c) of this Agreement. As used in Sections 4(d) and 3(c), the term “Disability” shall mean a physical or mental incapacity that substantially prevents the Executive from performing his duties hereunder and that has continued for at least six of the last twelve months and that can reasonably be expected to continue indefinitely. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a physician reasonably satisfactory to the Executive and the Company, and the determination of such physician shall be final and binding upon both the Executive and the Company.

(e) Death. In the event of the Executive’s death, the Executive’s Beneficiary shall be entitled to receive within thirty (30) days a lump sum payment in an amount equal to the Executive’s Salary, at the rate in effect immediately prior to his death, plus his maximum Bonus as described in Section 3(b), and benefits as described in Sections 3(d), 3(f), 3(g), 3(h), 3(i) and 3(j), in each case for the remainder of the Term, less any death benefits which are provided to the Executive’s Beneficiary under the terms of any plan, program or arrangement for the benefit of the Executive at the time of death. The treatment of the Executive’s stock options shall be governed by Section 3(c) of this Agreement.

(f) Beneficiary. For purposes of this agreement, “Beneficiary” shall mean the person or persons designated in writing by the Executive to receive benefits under a plan, program or arrangement or to receive the balance of the Severance Payments, if any, in the event of the Executive’s death, or, if no such person or persons are designated by the Executive, the Executive’s estate. No beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of the Executive’s death.

5. Limitation on Payments.

Notwithstanding anything herein to the contrary, if any of the payments or benefits hereunder or under any other plan, agreement or arrangement would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to Executive, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times the base amount, less One Dollar ($1.00). The determinations to be made with respect to this Section 5 shall be made by an independent accounting firm of national standing (other than the Company’s regular auditors). The accounting firm shall be paid by the Company for its services performed hereunder.

6. Protection of the Company’s Interests.

(a) No Competing Employment. For so long as the Executive is employed by the Company and, in circumstances where the Executive receives a payment pursuant to Section 4(b), 4(c) or 4(d) or his employment is terminated for Cause, but in no other circumstances, and continuing for the remainder of the Term (such period being referred to hereinafter as the “Restricted Period”), the Executive shall not, without the prior written consent of the Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, executive, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the Group by providing any goods or services provided or under development by the Group at the effective date of the Executive’s termination of employment under this Agreement; provided, however, that this Section 6(a) shall not prescribe the Executive’s ownership, either directly or indirectly, of either less than five percent of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. or any limited partnership investment over which the Executive has no control.

(b) No Interference. During the Restricted Period, in circumstances where the Executive receives a payment pursuant to Section 4(b), 4(c) or 4(d) or his employment is terminated for Cause, and in no other circumstances, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), intentionally solicit, endeavor to entice away from the Group or otherwise interfere with the relationship of the Group with, any key person or team who is employed by or otherwise engaged to perform services for the Group or any key person or team or entity who is, or was within the then most recent twelve-month period, a customer, client or supplier of the Group.

(c) Secrecy. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of the Group, the use or disclosure of which could cause the Group substantial losses and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive covenants and agrees with the Company that he will not at any time, except in performance of the Executive’s obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly disclose to any person any secret or confidential information that he may learn or has learned by reason of his association with the Group. The term “confidential information” means any information not previously disclosed to the public or to the trade by the Group with respect to the Group’s, or any of its affiliates’ or subsidiaries’, products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Group’s products), business plans, prospects or opportunities.

(d) Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Group. All business records, papers and documents kept or made by the Executive relating to the business of the Group shall be and remain the property of the Group. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall not without the consent of the Board retain copies of, any written materials not previously made available to the public, or records and documents made by the Executive or coming into his possession concerning the business or affairs of the Group; provided, however, that subsequent to any such termination, the Company shall provide the Executive with copies (the cost of which shall be borne by the Executive) of any documents which are requested by the Executive and which the Executive has determined in good faith are (i) required to establish a defense to a claim that the Executive has not complied with his duties hereunder or (ii) necessary to the Executive in order to comply with applicable law.

(e) Assignment of Developments. All “Developments” (as defined below) that were or are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, during Executive’s employment with the Group shall be the sole and absolute property of the Group, free of any reserved or other rights of any kind on the part of Executive. During Executive’s employment and, if such Developments were made, conceived or suggested by Executive during his employment with the Group, thereafter, Executive shall promptly make full disclosure of any such Developments to the Group and, at the Group’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Group to be necessary or desirable at any time in order to effect the full assignment to the Group of Executive’s right and title, if any, to such Developments. For purposes of this Agreement, the term “Developments” shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the activities of the Group of which Executive is as of the date of this Agreement aware or of which Executive becomes aware at any time during the Term, excluding any Development for which no equipment, supplies, facilities or confidential information of the Group was used and which was developed entirely on Executive’s own time, unless (i) the Development relates directly to the business of the Group, (ii) the Development relates to actual or demonstrably anticipated research or development of the Group, or (iii) the Development results from any work performed by Executive for the Group (the foregoing is agreed to satisfy the written notice and other requirements of Section 49.44.140 of the Revised Code of Washington).

(f) Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material irreparable injury to the Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6. Without intending to limit the remedies available to the Executive, the Executive shall be entitled to seek specific performance of the Company’s obligations under this Agreement.

(g) Compliance. The Executive shall during the continuance of his employment comply (and shall procure that his spouse or partner and his minor children shall comply) with all applicable rules of law, stock exchange regulations and codes of conduct applicable to employees, officers and directors of the Company and the Group for the time being in force in relation to dealings in the shares, debentures and other securities of the Company or any unpublished share price sensitive information affecting the securities of any other company with which the Company has dealings (provided that the Executive shall be entitled to exercise any options granted to him under any share option scheme established by the Company or any member of the Group, subject to the rules of such scheme).

(h) Foreign Compliance. The Executive shall in relation to any dealings in securities of overseas companies comply with all laws of any foreign state affecting dealings in the securities of such companies and all regulations of any relevant stock exchanges on which such dealings take place.

(i) Company Policy. During the continuance of his employment the Executive shall observe the terms of any policy issued by the Company in relation to payments, rebates, discounts, gifts, entertainment or other benefits from any third party in respect of any business transacted or proposed to be transacted (whether or not by him) by or on behalf of the Company or any member of the Group.

7. General Provisions.

(a) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. The Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such rights shall be no greater than the right of an unsecured creditor of the Company; provided, however, that this provision shall not be deemed to waive or abrogate any preferential or other rights to payment accruing to the Executive under applicable bankruptcy laws by virtue of the Executive’s status as an executive of the Company.

(b) No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company’s regular severance policies, in the event his employment hereunder ends for any reason, and, except with respect to obligations of the

Company expressly provided for herein, the Executive unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, executives and stockholders, or any of them, from any and all claims, liabilities or obligations under this Agreement or under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates for compensation or benefits in connection with his employment or the termination thereof.

(c) Tax Withholding and Gross-Up. Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable tax withholding. If it is determined that any payment made or benefit provided to Executive pursuant to Section 3(d), 3(e), 3(h), 3(i) or 3(j) is subject to any income tax payable under any United States federal, state, local or other law, the Executive shall receive a tax gross-up payment with respect to such taxes. The tax gross-up payment will be an amount such that, after payment of taxes on such payment, there remains a balance sufficient to pay the taxes being reimbursed. Any such tax gross-up payments will be made at the time Executive’s US federal income tax return for the applicable calendar year is filed.

(d) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by facsimile, in any case delivered to the applicable address set forth below:

(i) To the Company:	Getty Images, Inc.
Attn: General Counsel
601 N. 34th Street
Seattle, Washington 98103
Facsimile 1-206-925-5623

(ii) To the Executive:	Jonathan D. Klein

or to such other persons or other addresses as either party may specify to the other in writing.

(e) Representation by the Executive. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement and consummation of the transactions contemplated hereby will not, violate the provisions of any agreement or instrument to which the Executive is a party, or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive in accordance with its terms. Breach of this representation will render all of the Company’s obligations under this Agreement void ab initio.

(f) Limited Waiver. The waiver by the Company or the Executive of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

(g) Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Executive in respect of any claim, debt, obligation or similar process. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(h) Amendment; Actions by the Company. This Agreement may not be amended, modified or canceled except by written agreement of the Executive and the Company. Any and all determinations, judgments, reviews, verifications, adjustments, approvals, consents, waivers or other actions of the Company required or permitted under this Agreement shall be effective only if undertaken by the Company pursuant to authority granted by a resolution duly adopted by the Board; provided, however, that by resolution duly adopted in accordance with this Section 7(h), the Board may delegate its responsibilities hereunder to one or more of its members other than the Executive.

(i) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington (determined without regard to the choice of law provisions thereof).

(k) Entire Agreement. This Agreement, the Board Representation Agreement dated as of October 1, 2001 and the resolution of the Company’s Board of Directors approving the Company’s execution of this Agreement and the Board Representation Agreement set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.

(l) Headings. The headings and captions of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

(m) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

GETTY IMAGES, INC.

By:	/S/ ANDREW S. GARB
Name:	Andrew S. Garb
Title:	Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE

By:	/S/ JONATHAN D. KLEIN
Jonathan D. Klein

EXHIBIT A

October 30, 2001

Mr. Jonathan D. Klein

Dear Jonathan:

Re:    Vesting of Stock Options

This letter is to confirm the amendments to all of your stock option award agreements (with the exception of the options awarded to you on October 15, 2001 and on November 3, 1998) under the Getty Images, Inc. 1998 Stock Incentive Plan and under the Getty Communications plc Executive Share Option Plan. Specifically, this is to confirm that each of those option award agreements (excepting the October 15, 2001 and November 3, 1998 option award agreements) will be amended as follows:

(a)	All options are fully vested and exercisable with effect from October 25, 2001, and

(b)	The options may be exercised until the earlier of (i) four (4) years following your separation from employment with Getty Images (including your service as a member of the Board of Directors), and (ii) the expiry date of each award as set forth in the relevant award agreement (typically, ten (10) years from the date of the award).

For the avoidance of doubt, as at October 25, 2001 the status of your stock option grants is as follows:

Award Date	Shares	Strike Price	Exercised	Unvested	Vested and Exercisable
July 2, 1996	615,900	$10.00	577,500	0	38,490
July 2, 1996	307,995	$16.10	0	0	307,995
Feb. 9, 1998	45,000	$20.91	0	0	45,000
Feb. 9, 1998	300,000	$20.91	0	0	300,000
Feb. 9, 1998	200,000	$20.91	0	0	200,000
Feb. 9, 1998	30,000	$20.91	0	0	30,000
Nov. 3, 1998	60,000	$13.32	0	16,250	43,750
Nov. 3, 1998	40,000	$13.32	0	10,833	29,167
Oct. 22, 1999	15,000	$19.07	0	0	15,000
May 24, 2000	400,000	$28.63	0	0	400,000
March 30, 2001	50,000	$16.85	0	0	50,000
May 7, 2001	232,000	$25.43	0	0	232,000
June 26, 2001	170,000	$25.43	0	0	170,000
Oct. 15, 2001	50,000	$12.41	0	50,000	0

TOTAL	2,515,985		577,500	77,083	1,861,402

Mr. Jonathan D. Klein

October 30, 2001

All other terms of your stock option award agreements remain unchanged.

Attached please find the schedule retained by the Company also evidencing the arrangements set out above.

Please confirm that your agreement with the contents of this letter by signing both originals and returning one original to me. You may keep one original for your files.

Sincerely yours,

/S/ ANDREW S. GARB
Andrew S. Garb Chairman of the Compensation Committee of the Board of Directors

ACCEPTED AND AGREED:

/S/ JONATHAN D. KLEIN
Jonathan D. Klein